Exhibit 99.1
Micromet Announces Resignation from its Board of Directors

BETHESDA, Maryland, April 16, 2010 - Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company focused on the development and commercialization of next-generation antibodies for the treatment of cancer, announced today that Otello Stampacchia, Ph.D., an advisor to Omega Funds, has decided not to stand for re-election at the upcoming annual meeting of stockholders, and has resigned from its board of directors effective immediately due to an increase in his duties at Omega Funds.

Dr. Stampacchia had served as a member of the board since May 2006, and from 2004 until May 2006 as a director of the Company’s subsidiary Micromet AG when it was a privately held company prior to its 2006 merger with CancerVax Corporation to form Micromet, Inc.

“It was enormously gratifying to serve on the Micromet Board during a significant growth period for the Company,” said Dr. Stampacchia.  “I am proud to have contributed to the progress made by the Company over the past six years and am very excited about the potential of its BiTE antibody technology in the treatment of cancer.  I believe at this phase of the Company’s growth, the Board would benefit from the addition of more pharmaceutical industry experience.”

“We would like to thank Otello for his service as a director and for his help in the transition of Micromet from a research company to a full-scale clinical development company,” said David F. Hale, chairman of Micromet’s Board of Directors.  “We are grateful for his contributions to Micromet over the last six years.”

The Nominating & Corporate Governance Committee has initiated a search to find a suitable candidate with significant prior experience in commercial-stage pharmaceutical companies to join Micromet’s Board of Directors.

About Micromet

Micromet, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based therapies for the treatment of cancer. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® technology, as well as conventional monoclonal antibodies. Two of Micromet's BiTE antibodies and three of its conventional antibodies are currently in clinical trials.  Micromet has collaborations with a number of leading pharmaceutical and biotechnology companies, including sanofi-aventis, Bayer Schering Pharma, Merck Serono, MedImmune and Nycomed.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include uncertainties and other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009, and uncertainties with respect to the identification of suitable candidates who are willing to serve on the board. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:

Jennifer Neiman
Director,Corporate Communications
Micromet, Inc.
240-235-0246
Jennifer.neiman@micromet-inc.com